Exhibit 99.1

DOUGLAS LAKE MINERALS INC.

Press Release

Source: Douglas Lake Minerals Inc. (DLKM.OTC)

Douglas Lake Minerals Inc. Elects New Directors and Officers

(VANCOUVER BC; April 10, 2006) Douglas Lake Minerals Inc. (DLKM-OTC) announces that at its annual meeting held on April 7, 2006, shareholders of Douglas Lake appointed six new directors: Antonia Bold-de-Haughton, Kulvinder Matharu, Honorable Joseph Rugumyamheto, Gurpreet Singh Sangha, Harpreet Singh Sangha and Honorable Daniel Yona.

Incumbent directors Steven Johnston has decided not to stand for re-election, and Laurie Stephenson was not re-elected by shareholders.

Following the company's annual meeting, the Board of Directors appointed Kulvinder Matharu to act as its Chairman; Harpreet Singh Sangha as its Chief Executive Officer and President; Antonia Bold-de-Haughton as its Chief Financial Officer; and Gurpreet Singh Sangha as Secretary-Treasurer.

Effective April 7, 2006, Laurence Stephenson and Steven Johnston ceased to be officers of the company.

Additional information on the new directors and officers can be found at the company's proxy statement filed on March 24, 2006.

No Exchange has neither approved nor disapproved of the information contained herein. This press release many contain forward-looking statements based on assumptions and judgments of management regarding future events or results that may prove to be inaccurate as a result of exploration and other risk factors beyond its control and actual results may differ materially from the expected results. The Company does not expect to update forward-looking statements continually as conditions change. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's quarterly filings with the SEC and other periodic filings.

For further information please contact:

Antonia Haughton
(604) 230-4930 or antonia@telus.net.